ADVANCE AUTO PARTS REPORTS RECORD FREE CASH
FLOW OF $410 MILLION IN FISCAL 2009, UP 46%; PROVIDES
FISCAL 2010 DILUTED EPS OUTLOOK OF $3.20 TO $3.40

ROANOKE, Va, February 17, 2010 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fourth quarter and fiscal year ended January 2, 2010.

Fourth quarter and fiscal 2009 results include the impact of 45 store closures related to the previously announced store divestiture plan.  Additionally, fourth quarter and fiscal 2008 results included an additional fiscal week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management approach for slow-moving inventory.  As a result, the Company’s fiscal 2009 and fiscal 2008 financial results are not comparable with prior periods.  Thus, the Company’s fiscal 2009 and fiscal 2008 financial results have been presented in this press release on both a generally accepted accounting principles (GAAP) basis and on a comparable basis to exclude the impact of store divestitures in fiscal 2009 and the impact of the 53rd week and the non-cash inventory adjustment that occurred in the fourth quarter of fiscal 2008.  The Company’s comments on its financial and operational performance reflect the results presented on the comparable basis.

Fourth quarter earnings per diluted share (EPS) were $0.36 which included a $0.03 charge related to store divestitures. On a comparable basis, EPS decreased 5% to $0.39.  For fiscal 2009, on a comparable basis, EPS increased 14% to $3.00 on top of a 16% increase in EPS last year.

Fourth Quarter Performance Summary(1)

	As Reported		Comparable
	Twelve	Thirteen	Twelve	Twelve
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Sales (in millions)	$1,143.6	$1,192.4	$1,143.6	$1,103.6

Comp Store Sales %	2.4%	3.0%	2.4%	3.0%

Gross Profit %(2)	47.9%	44.1%	47.9%	47.2%

SG&A %(2)	42.9%	40.2%	42.6%	40.9%

Operating Income %	5.0%	3.9%	5.3%	6.2%

Diluted EPS(3)	$0.36	$0.26	$0.39	$0.41

Avg Diluted Shares (in 000s)	94,409	94,441	94,409	94,441

Fiscal 2009 Performance Summary(1)

	As Reported		Comparable
	Fifty-Two	Fifty-Three	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Sales (in millions)	$5,412.6	$5,142.3	$5,412.6	$5,053.4

Comp Store Sales %	5.3%	1.5%	5.3%	1.5%

Gross Profit %(2)	48.9%	46.7%	48.9%	47.4%

SG&A %(2)	40.5%	38.6%	40.0%	38.7%

Operating Income %	8.4%	8.1%	8.9%	8.6%

Diluted EPS(3)	$2.83	$2.49	$3.00	$2.64

Avg Diluted Shares (in 000s)	95,113	95,205	95,113	95,205

(1)
The financial results have been reported on a comparable basis to exclude store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008. Refer to the reconciliation of the financial results reported on a GAAP basis to the comparable results in the accompanying financial statements in this press release.

(2)
The Company has retrospectively applied a change in accounting principle made in the first quarter for costs included in inventory to all prior periods presented herein related to cost of sales and selling, general and administrative expenses (SG&A).  Refer to the accompanying financial statements included in this press release for further explanation.

(3)
The Company’s adoption of the two-class method of calculating earnings per share during the first quarter 2009 decreased the Company’s diluted EPS for fiscal 2008 by $0.01. The adoption did not significantly impact the Company’s fourth quarter fiscal 2008 EPS.

“While our fourth quarter financial performance did not meet our expectations, we believe it is a short-term setback versus a long-term trend” said Darren R. Jackson, Chief Executive Officer.  “Our fiscal 2009 results exceeded our expectations strategically and financially.  Overall, our performance, as measured through our customers, Team Members, growth and returns, has reached all-time highs and I am confident we are moving in the right direction.”

Comparable Fourth Quarter and Fiscal 2009 Highlights

On a comparable basis, total sales for the fourth quarter increased 3.6% to $1.14 billion, compared with total sales of $1.10 billion in the fourth quarter of fiscal year 2008. The sales increase reflected the net addition of 52 new stores during the past 12 months and a comparable store sales gain of 2.4% compared to a 3.0% gain during the fourth quarter of fiscal 2008. The 2.4% comparable store sales gain was comprised of a 9.5% increase in Commercial sales, partially offset by a 0.8% decrease in do-it-yourself (DIY) sales.  This compares to a 13.7% increase in Commercial and a 1.1% decrease in DIY during the fourth quarter last year.  After adjusting for the calendar shift due to the 53rd week in fiscal 2008, fourth quarter comparable store sales increased approximately 3.1%.  For fiscal 2009, the Company’s comparable store sales increased 5.3% versus a 1.5% increase during fiscal 2008.  Comparable store sales increased 1.7% for DIY and 13.7% for Commercial versus a 2.3% decrease and a 12.1% increase in DIY and Commercial last year, respectively.

The Company’s comparable gross profit rate was 47.9% of sales during the fourth quarter as compared to 47.2% in the prior year which reflects a 78 basis-point improvement.  The 78 basis-point improvement was primarily due to continued investments in pricing and merchandising capabilities, increased parts availability and improved store execution, partially offset by the impact of the anniversary of shrink benefits reported during the fourth quarter last year.  For fiscal 2009, the Company’s gross profit rate was 48.9%, which reflects a 149 basis-point increase from fiscal 2008.

The Company’s comparable SG&A rate was 42.6% of sales during the fourth quarter as compared to 40.9% in the prior year, a 165 basis-point increase.  This increase was driven by increased investments in store labor and the Commercial Sales force, higher benefits expense, additional advertising expense and continued investments to improve the Company’s gross profit rate and to operate the Company’s new E-commerce website.  The increased SG&A rate was partially offset by lower incentive compensation and occupancy expense leverage.  The Company’s comparable SG&A rate for fiscal 2009 was 40.0% versus 38.7% for fiscal 2008, a 125 basis-point increase.

Operating cash flow for fiscal 2009 increased $221.0 million to $699.7 million from $478.7 million in fiscal 2008.  Free cash flow for fiscal 2009 was a record $410.0 million which represents a 46% increase from fiscal 2008.  This increase was primarily driven by improved working capital, increased deferred taxes and an increase in net income.  The increase in free cash flow enabled the Company to decrease its total outstanding bank debt by $252.0 million over the past year.  Capital expenditures were $192.9 million for fiscal 2009.  This compares to capital expenditures of $185.0 million in 2008, an increase of $7.9 million.

“Overall our 2009 financial performance reflected improved top line growth, record cash flow and increased return on invested capital despite our soft fourth quarter performance” said Mike Norona, Executive Vice President and Chief Financial Officer.  “Looking ahead, our 2010 outlook reflects continued confidence in our ability to grow both our top and bottom line while improving productivity and returns.”

Key Financial Metrics and Statistics (1)

	As Reported		Comparable
	Twelve	Thirteen	Twelve	Twelve
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Sales Growth %	(4.1%)	13.7%	3.6%	5.3%

Sales per Square Foot (2)(3)	$218	$211	$218	$208

DIY Comp %	(0.8%)	(1.1%)	(0.8%)	(1.1%)

Commercial Comp %	9.5%	13.7%	9.5%	13.7%

Operating Income per Team Member (2)(4)	$9.41	$9.02	$9.94	$9.49

SG&A per Store (2)(5)(6)	$645	$599	$638	$590

Return on Invested Capital (2)(7)	14.6%	13.6%	15.1%	14.0%

Gross Margin Return on Inventory (2)(5)(8)	$3.98	$3.47	$3.98	$3.37

Total Store Square Footage, end of period	24,973	24,711	24,973	24,711

Total Team Members, end of period	48,771	47,853	48,771	47,853

Key Financial Metrics and Statistics (1)

	As Reported		Comparable
	Fifty-Two	Fifty-Three	Fifty-Two	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009	December 29, 2007

Sales Growth %	5.3%	6.1%	7.1%	4.3%	4.9%

Sales per Square Foot (2)(3)	$218	$211	$218	$208	$207

DIY Comp %	1.7%	(2.3%)	1.7%	(2.3%)	(1.1%)

Commercial Comp %	13.7%	12.1%	13.7%	12.1%	6.2%

Operating Income per Team Member (2)(4)	$9.41	$9.02	$9.94	$9.49	$9.40

SG&A per Store (2)(5)(6)	$645	$599	$638	$590	$581

Return on Invested Capital (2)(7)	14.6%	13.6%	15.1%	14.0%	13.7%

Gross Margin Return on Inventory (2)(5)(8)	$3.98	$3.47	$3.98	$3.37	$3.29

Total Store Square Footage, end of period	24,973	24,711	24,973	24,711	23,982

Total Team Members, end of period	48,771	47,853	48,771	47,853	44,141

(1)
In thousands except for sales per square foot, gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008. Refer to the reconciliation of the financial results reported on a GAAP basis to the comparable results in the accompanying financial statements in this press release.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.
(3)	Sales per square foot is calculated as net sales divided by an average of beginning and ending store square footage.
(4)	Operating income per Team Member is calculated as operating income divided by an average of beginning and ending Team Members.

(5)
The Company has retroactively applied the change in accounting principle made in the first quarter 2009 to all financial metrics presented herein containing cost of sales and SG&A as explained in the accompanying financial statements included in this press release.

(6)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (ROIC) is calculated in detail in the accompanying financial statements included in this press release.
(8)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

2009 Store Information

As a result of the previously announced store divestiture program, the Company divested a total of 9 stores during the quarter and 45 stores during fiscal 2009 that were delivering unacceptable strategic or financial results.  The Company recorded a $0.03 EPS charge for the fourth quarter and a $0.17 EPS charge for fiscal 2009, primarily due to lease exit costs for the stores closed during the quarter and fiscal year, respectively.

During the fourth quarter, the Company opened 14 stores, including five Autopart International stores, and the Company also closed 12 stores.  For the year, the Company opened 107 new stores, including 32 Autopart International stores, and closed 55 stores.  The stores closures are inclusive of the divested stores discussed above. As of January 2, 2010, the Company’s total store count was 3,420, including 156 Autopart International stores.

Share Repurchases

During the fourth quarter, the Company repurchased approximately 1.2 million shares of its common stock at an aggregate cost of $50.0 million, or an average price of $40.24 per share.  The Company repurchased approximately 2.5 million shares of its common stock during fiscal 2009 at an aggregate cost of $99.6 million, at an average price of $40.36 per share. The Company has repurchased 4.0 million shares at an average price of $39.77 per share under the $250 million share repurchase program authorization.

Share Repurchase Authorization

The Company’s Board of Directors today authorized a $500 million share repurchase program. This new authorization replaces the Company’s $250 million share repurchase program authorized in May 2008, which had $89.3 million remaining.

2010 Annual Financial Outlook

The Company has provided the following annual financial outlook and certain key assumptions for fiscal 2010.

Fiscal 2010 Annual Financial Outlook Key Assumptions

New Stores	150 (110 Advance Auto Parts Stores, 40 Autopart International Stores)
Comparable Store Sales	Low to approaching mid single digit increase
EPS	$3.20 - $3.40
Capital Expenditures	$220 million - $240 million
Diluted Share Count	Approximately 95 million
Free Cash Flow	Minimum of $300 million

In fiscal 2010, the Company anticipates a low to approaching mid single-digit increase in comparable store sales primarily driven by continued strong Commercial sales growth. The Company assumes a more modest increase in gross profit rate primarily due to the investments made over the past two years.

While the Company plans to continue investing in key areas such as Commercial, E-commerce and global sourcing, total SG&A dollar growth is expected to decelerate due to a lower growth in its fixed cost structure. The Company estimates an EPS range of approximately $3.20 to $3.40 for fiscal 2010.

“The annual financial outlook for fiscal 2010 reflects continued focus on top line growth with a more balanced cost structure that will better position the Company to leverage SG&A at lower comp sales levels in 2010,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “The single-digit comp store sales increase, combined with the third consecutive year of gross profit rate improvement should position us to achieve our third consecutive year of double-digit EPS growth.”

Dividend

On February 16, 2010, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 9, 2010 to stockholders of record as of March 26, 2010.

Investor Conference Call

The Company will host a conference call on Thursday, February 18, 2010 at 10:00 a.m. Eastern Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until February 18, 2011.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of January 2, 2010, the Company operated 3,420 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2010.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 3, 2009 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 2,	January 3,
	2010	2009

Assets

Current assets:
Cash and cash equivalents	$100,018	$37,358
Receivables, net	92,560	97,203
Inventories, net	1,631,867	1,623,088
Other current assets	63,173	49,977
Total current assets	1,887,618	1,807,626

Property and equipment, net	1,100,338	1,071,405
Assets held for sale	1,492	2,301
Goodwill	34,387	34,603
Intangible assets, net	26,419	27,567
Other assets, net	22,709	20,563
	$3,072,963	$2,964,065

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$-	$20,588
Current portion of long-term debt	1,344	1,003
Financed vendor accounts payable	32,092	136,386
Accounts payable	966,274	791,330
Accrued expenses	393,060	372,510
Other current liabilities	73,257	43,177
Total current liabilities	1,466,027	1,364,994

Long-term debt	202,927	455,161
Other long-term liabilities	121,644	68,744
Total stockholders' equity	1,282,365	1,075,166
	$3,072,963	$2,964,065

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Fourth Quarters Ended
January 2, 2010 and January 3, 2009
(in thousands, except per share data)
(unaudited)

	As Reported		Comparable Adjustments (a)		Comparable
	2009	2008	2009	2008	2009	2008
	(12 weeks)	(13 weeks)			(12 weeks)	(12 weeks)

Net sales	$1,143,567	$1,192,388	$-	$(88,828)	$1,143,567	$1,103,560

Cost of sales, including purchasing and warehousing costs (b)	595,438	666,577	-	(83,405)	595,438	583,172

Gross profit (b)	548,129	525,811	-	(5,423)	548,129	520,388

Selling, general and administrative expenses (b)	490,956	479,018	(3,823)	(27,132)	487,133	451,886

Operating income	57,173	46,793	3,823	21,709	60,996	68,502

Other, net:
Interest expense	(4,907)	(7,482)	-	566	(4,907)	(6,916)
Other expense, net	(26)	(219)	-	(55)	(26)	(274)
Total other, net	(4,933)	(7,701)	-	511	(4,933)	(7,190)

Income before provision for income taxes	52,240	39,092	3,823	22,220	56,063	61,312

Provision for income taxes	17,761	14,681	1,300	8,135	19,061	22,816

Net income	$34,479	$24,411	$2,523	$14,085	$37,002	$38,496

Basic earnings per share (c)	$0.37	$0.26	$0.03	$0.15	$0.39	$0.41
Diluted earnings per share (c)	$0.36	$0.26	$0.03	$0.15	$0.39	$0.41

Average common shares outstanding (c)	93,836	94,278	93,836	94,278	93,836	94,278
Average common shares outstanding - assuming dilution (c)	94,409	94,441	94,409	94,441	94,409	94,441

( a )
Fiscal 2009 includes expenses associated with the store divestiture plan as discussed earlier in this release. Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management approach in fiscal 2008. Therefore, the financial results have also been reported on a comparable basis to exclude the store divestiture expenses in fiscal 2009 and the 53rd week results and the non-cash inventory adjustment in fiscal 2008.

( b )
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	As Reported			Comparable
Twelve week period ended January 3, 2009:	Prior To Change	Adjustments	As Adjusted	Prior To Change	Adjustments	As Adjusted

Cost of sales, including purchases and warehousing costs	$650,732	$15,845	$666,577	$568,566	$14,606	$583,172

Gross profit	541,656	(15,845)	525,811	534,994	(14,606)	520,388

Selling, general and administrative expenses	494,863	(15,845)	479,018	466,492	(14,606)	451,886

( c )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At January 3, 2010 and January 3, 2009, we had 93,623 and 94,852 shares outstanding, respectively. Effective first quarter 2009, the Company adopted the two-class method of calculating its earnings per share. Accordingly, the Company reduced its net income by $164 and $99 for the twelve weeks ended January 2, 2010 and thirteen weeks ended January 3, 2009, respectively, for purposes of calculating its basic and diluted earnings per share. The adoption did not significantly impact the Company's earnings per share for fourth quarter 2008.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements. Management believes our comparable results of operations reported for fiscal 2009, which exclude expenses associated with the store divestiture plan, and for fiscal 2008, which are reported on a 52-week basis and exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Years Ended
January 2, 2010 and January 3, 2009
(in thousands, except per share data)
(unaudited)

	As Reported		Comparable Adjustments (a)		Comparable
	2009	2008	2009	2008	2009	2008
	(52 weeks)	(53 weeks)			(52 weeks)	(52 weeks)

Net sales	$5,412,623	$5,142,255	$-	$(88,828)	$5,412,623	$5,053,427

Cost of sales, including purchasing and warehousing costs (b)	2,768,397	2,743,131	-	(83,405)	2,768,397	2,659,726

Gross profit (b)	2,644,226	2,399,124	-	(5,423)	2,644,226	2,393,701

Selling, general and administrative expenses (b)	2,189,841	1,984,197	(26,058)	(27,132)	2,163,783	1,957,065

Operating income	454,385	414,927	26,058	21,709	480,443	436,636

Other, net:
Interest expense	(23,337)	(33,729)	-	566	(23,337)	(33,163)
Other income (expense), net	607	(506)	-	(55)	607	(561)
Total other, net	(22,730)	(34,235)	-	511	(22,730)	(33,724)

Income before provision for income taxes	431,655	380,692	26,058	22,220	457,713	402,912

Provision for income taxes	161,282	142,654	9,736	8,135	171,018	150,789

Net income	$270,373	$238,038	$16,322	$14,085	$286,695	$252,123

Basic earnings per share (c)	$2.85	$2.51	$0.17	$0.15	$3.02	$2.65
Diluted earnings per share (c)	$2.83	$2.49	$0.17	$0.15	$3.00	$2.64

Average common shares outstanding (c)	94,459	94,655	94,459	94,655	94,459	94,655
Average common shares outstanding - assuming dilution (c)	95,113	95,205	95,113	95,205	95,113	95,205

( a )
Fiscal 2009 includes expenses associated with the store divestiture plan as discussed earlier in this release. Fiscal 2008 includes the 53rd week results as well as a non-cash inventory adjustment resulting from a change in inventory management approach in fiscal 2008. Therefore, the financial results have also been reported on a comparable basis to exclude the store divestiture expenses in fiscal 2009 and the 53rd week results and the non-cash inventory adjustment in fiscal 2008.

( b )
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	As Reported			Comparable
Fifty-Three week period ended January 3, 2009:	Prior To Change	Adjustments	As Adjusted	Prior To Change	Adjustments	As Adjusted

Cost of sales, including purchasing and warehousing costs	$2,679,191	$63,940	$2,743,131	$2,597,025	$62,701	$2,659,726

Gross profit	2,463,064	(63,940)	2,399,124	2,456,403	(62,701)	2,393,702

Selling, general and administrative expenses	2,048,137	(63,940)	1,984,197	2,019,766	(62,701)	1,957,065

( c )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At January 3, 2010 and January 3, 2009, we had 93,623 and 94,852 shares outstanding, respectively. Effective first quarter 2009, the Company adopted the two-class method of calculating its earnings per share. Accordingly, the Company reduced its net income by $1,382 and $875 for fiscal 2009 and fiscal 2008, respectively, for purposes of calculating its basic and diluted earnings per share. As a result of this adoption, the Company's diluted earnings per share for fiscal 2008 has been reduced by $0.01. As a result of the adoption, the Company's diluted earnings per share for fiscal 2008 has been reduced by $0.01.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements. Management believes our comparable results of operations reported for fiscal 2009, which exclude expenses associated with the store divestiture plan, and for fiscal 2008, which are reported on a 52-week basis and exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fiscal Years Ended
January 2, 2010 and January 3, 2009
(in thousands)
(unaudited)

	January 2,	January 3,
	2010	2009
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$270,373	$238,038
Depreciation and amortization	150,917	146,580
Share-based compensation	19,682	17,707
Benefit for deferred income taxes	66,622	(2,702)
Excess tax benefit from share-based compensation	(3,219)	(9,047)
Non-cash inventory adjustment	-	37,484
Other non-cash adjustments to net income	9,335	2,592
Decrease (increase) in:
Receivables, net	4,643	(11,943)
Inventories, net	(8,779)	(130,657)
Other assets	(15,694)	(6,178)
Increase in:
Accounts payable	174,944	102,360
Accrued expenses	20,778	84,806
Other liabilities	10,088	9,699
Net cash provided by operating activities	699,690	478,739

Cash flows from investing activities:
Purchases of property and equipment	(192,934)	(184,986)
Proceeds from sales of property and equipment	7,395	6,790
Insurance proceeds related to damaged property	-	-
Other	-	(3,413)
Net cash used in investing activities	(185,539)	(181,609)

Cash flows from financing activities:
Decrease in bank overdrafts	(11,060)	(9,412)
Decrease in financed vendor accounts payable	(104,294)	(17,163)
Dividends paid	(22,803)	(23,181)
Net payments on credit facilities	(251,500)	(49,500)
Net payments on note payable	(685)	(666)
Proceeds from the issuance of common stock, primarily exercise
of stock options	35,402	35,220
Excess tax benefit from share-based compensation	3,219	9,047
Repurchase of common stock	(100,062)	(219,429)
Other	292	658
Net cash used in financing activities	(451,491)	(274,426)

Net increase in cash and cash equivalents	62,660	22,704
Cash and cash equivalents, beginning of period	37,358	14,654
Cash and cash equivalents, end of period	$100,018	$37,358

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
		Fiscal Years Ended
		January 2,	January 3,
		2010	2009
		(52 weeks)	(53 weeks)

Cash flows from operating activities		$699,690	$478,739
Cash flows used in investing activities		(185,539)	(181,609)
		514,151	297,130

Decrease in financed vendor accounts payable		(104,294)	(17,163)

Free cash flow		$409,857	$279,967

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	As Reported		Comparable Adjustments (a)		Comparable
	2009	2008	2009	2008	2009	2008
	(52 weeks)	(53 weeks)			(52 weeks)	(52 weeks)

Net income	$270,373	$238,038	$16,322	$14,085	$286,695	$252,123
Add:
After-tax interest expense and other, net	14,237	21,407	-	(322)	14,237	21,085
After-tax rent expense	185,344	174,800	-	-	185,344	174,800
After-Tax Operating Earnings	469,954	434,245	16,322	13,763	486,276	448,008

Average assets (less cash)	2,949,826	2,858,811	13,029	18,742	2,962,855	2,877,553
Less: Average liabilities (excluding total debt)	(1,514,467)	(1,354,417)	-	(6,899)	(1,514,467)	(1,361,316)
Add: Capitalized lease obligation (rent expense * 6) (b)	1,775,424	1,677,342	-	-	1,775,424	1,677,342
Total Invested Capital	3,210,783	3,181,736	13,029	11,843	3,223,812	3,193,579

ROIC	14.6%	13.6%	-	-	15.1%	14.0%

Rent expense	$295,904	$279,557	$-	$-	$295,904	$279,557
Interest expense and other, net	$22,730	$34,235	$-	$(511)	$22,730	$33,724

( a )
The Company has also presented its ROIC calculation on a comparable basis as a result of certain non-comparable items included in its financial results for fiscal 2009 and fiscal 2008. The comparable results for fiscal 2009 exclude expenses associated with the store divestiture plan as discussed earlier in this release. The comparable results for fiscal 2008 exclude the 53rd week results and the non-cash inventory adjustment resulting from a change in inventory management approach for slow moving inventory.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations as reported on a 52-week basis for fiscal 2008, which also exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.